                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported)        October 15, 1998
                                                        ------------------
                                  RADYNE CORP.
            (Exact name of registrant as specified in its charter)
            -------------------------------------------------------


         NEW YORK                   0-11685-NY                11-2569467
--------------------------------------------------------------------------------
(State or other jurisdiction        (Commission             (IRS Employer
      of incorporation)             File Number)            Identification)


                 3138 EAST ELWOOD STREET, PHOENIX, ARIZONA 85034
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


         Registrant's telephone number, including area code 602-437-9620
                                                            -------------

                 5225 SOUTH 37TH STREET, PHOENIX, ARIZONA 85040
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2. ACQUISITION OR DISPOSITION OF ASSETS

     On August 28, 1998, Radyne Corp. (the "Company") signed a definitive agreement to acquire ComStream Holdings, Inc. ("Comstream") from Spar Aerospace Limited ("Spar"). On October 15, 1998 (the "Closing Date"), the Company acquired Comstream (the "Acquisition"), with Comstream becoming a wholly owned subsidiary of the Company.

     On the Closing Date, the Company purchased all of the outstanding shares of common stock of Comstream for an aggregate purchase price of $17,000,000, of which $10 million was paid in cash at the closing, using funds borrowed from its controlling shareholder, and $7 million will be payable up to nine months thereafter pursuant to a note (the "Note") which is convertible into the Company's common stock, par value $.002 per share (the "Common Stock"), under certain circumstances. The Company and Spar will also enter into a registration rights agreement providing Spar with piggyback and demand registration rights, in the event that the Note is converted into Common Stock.

     The Acquisition will be accounted for under the purchase method and is expected to result in a one-time charge of approximately $4.2 million, which represents the value assigned to purchased in-process research and development.

     The Company intends to finance the Acquisition and its ongoing working capital needs through (i) a rights offering pursuant to which it will offer Common Stock to its existing shareholders and (ii) the extension and enhancement of an existing bank line of credit. Stetsys Pte Ltd, the Company's controlling shareholder has committed to purchase approximately $16,040,000 of Common Stock pursuant to the rights offering at a price of $3.73 per share. This is also the conversion price of the Note provided to Spar as part of the consideration for the Acquisition. In addition, the Company's other shareholders will be offered approximately $1,660,000 of shares of Common Stock at the same price per share, in amounts proportionate to their shareholdings. This offering will be made strictly by means of a prospectus which will be distributed to shareholders of record at a date selected at the time of the Company's filing a registration statement for such offering with the Securities and Exchange Commission.

     The Company, with headquarters in Phoenix, Arizona and operations in San Diego, California, designs, manufactures and sells satellite modems and earth stations including digital video and high speed modems, and ancillary products, as well as digital data, audio and video satellite broadcast receivers, into primarily international markets.

Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

a.   Financial Statements of Businesses Acquired

     Audited consolidated balance sheets of Comstream as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997.

     Unaudited condensed interim consolidated balance sheet of Comstream as of September 30, 1998, and the related consolidated statements of operations and cash flows for each of the nine-month periods ended September 30, 1998 and September 30, 1997.

b.   Pro Forma Financial Information.

     The attached unaudited pro forma condensed combined balance sheet for the nine months ended September 30, 1998 and statement of operations for the nine months ended September 30, 1998 and year ended December 31, 1997 give effect to the purchase by the Company of all of the outstanding shares of common stock of Comstream as of the beginning of the periods presented for the statements of operations, for an aggregate purchase price of $17,000,000, of which $10 million was paid in cash at the closing, using funds borrowed from the Company's controlling shareholder, and $7 million will be payable up to nine months thereafter pursuant to a note which is convertible into the Company's Common Stock under certain circumstances. Accordingly, the acquired assets and liabilities were recorded at their estimated fair market value at the date of acquisition. The pro forma condensed combined statements of operations assume that the acquisition took place at the beginning of each period presented and combine the Company's and Comstream's results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998. The unaudited pro forma condensed combined balance sheet combines the Company's balance sheet as of September 30, 1998 with Comstream's balance sheet as of September 30, 1998, giving effect to the Acquisition as if it had occurred on September 30, 1998.

     The pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the Acquisition been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

     The pro forma condensed combined financial information should be read in conjunction with the audited historical consolidated financial statements and the related notes thereto of Radyne and the audited financial statements and notes thereto of Comstream included herein.

c.   Exhibits

     4.1 Convertible Promissory Note between Spar and the Company dated October 15, 1998, with the form of Registration Rights Agreement included as Appendix A thereto.

     23.0      Consent of Independent Auditors.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: December 21, 1998

                               RADYNE CORPORATION
                              -------------------
                                  (Registrant)

                              By: /S/ Robert C. Fitting
                                 ----------------------
                              Its: President and CEO

                            ComStream Holdings, Inc.

                        Consolidated Financial Statements

                  Years ended December 31, 1997, 1996 and 1995



                                    Contents


Report of Independent Auditors..................................................F-1

Consolidated Financial Statements

Consolidated Balance Sheets.....................................................F-2
Consolidated Statements of Operations...........................................F-3
Consolidated Statements of Stockholder's Equity (Deficit).......................F-4
Consolidated Statements of Cash Flows...........................................F-5
Notes to Consolidated Financial Statements......................................F-6


                Report of Ernst & Young LLP, Independent Auditors


Board of Directors and Stockholder
ComStream Holdings, Inc.

We have audited the accompanying consolidated balance sheets of ComStream Holdings, Inc., a wholly-owned subsidiary of Spar Aerospace Limited, as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ComStream Holdings, Inc., at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                          /s/ Ernst & Young LLP

San Diego, California
February 16, 1998,
except for Note 11, as to which the date is April 16, 1998

                            ComStream Holdings, Inc.
                           Consolidated Balance Sheets
                        (In thousands, except share data)


                                                                              December 31,
                                                                            1997       1996

Assets
Current assets:
   Cash                                                                  $    729    $  2,377
   Accounts receivable, net                                                 9,558       7,021
   Inventories                                                              6,162       8,351
   Due from affiliated companies                                            1,249       1,750
   Prepaid expenses and other current assets                                2,143       1,472
   Net assets of discontinued operations                                     --        26,099
                                                                         --------    --------
Total current assets                                                       19,841      47,070

Property and equipment                                                     13,129      13,101
Accumulated depreciation                                                   (6,192)     (3,340)
                                                                         --------    --------
                                                                            6,937       9,761
                                                                         --------    --------

Intangible assets, net                                                      4,561       5,485
Other assets                                                                  504         714
                                                                         --------    --------
                                                                         --------    --------
Total assets                                                             $ 31,843    $ 63,030
                                                                         --------    --------
                                                                         --------    --------

Liabilities and stockholder's deficit
  Current liabilities:
   Accounts payable                                                      $  4,429    $  4,568
   Accrued liabilities                                                      6,466       4,694
   Due to affiliated companies                                              4,337       4,775
   Income taxes payable                                                       574         998
   Customer advances                                                          602         728
   Other current liabilities                                                 --           225
   Net liabilities of discontinued operations                              15,266        --
                                                                         --------    --------
Total current liabilities                                                  31,674      15,988

Revolving line of credit from bank                                         12,000        --
Revolving line of credit from parent company                               27,183      60,697
Other liabilities                                                             283         233
                                                                         --------    --------
Total long-term liabilities                                                39,466      60,930

Commitments and contingencies

Stockholder's deficit
   Preferred stock, $0.001 par value; 8,000,000 shares authorized; 100
     shares issued and outstanding in 1997 and 1996                          --          --
   Common stock, $0.001 par value; 100,000,000 shares authorized;
     20,000,000 shares issued and outstanding in 1997 and 1996                 20          20
   Additional capital                                                      52,608      49,380
   Accumulated deficit                                                    (91,925)    (63,023)
   Translation adjustment                                                    --          (265)
                                                                         --------    --------
Total stockholder's deficit                                               (39,297)    (13,888)
                                                                         --------    --------
                                                                         --------    --------
Total liabilities and stockholder's deficit                              $ 31,843    $ 63,030
                                                                         --------    --------
                                                                         --------    --------


See accompanying notes.

                                         ComStream Holdings, Inc.
                                  Consolidated Statements of Operations
                                              (In thousands)


                                                           Years ended December 31,
                                                         1997         1996       1995
                                                       --------    --------    --------
Revenue                                                $ 55,923    $ 60,528    $ 70,214
Cost of revenue                                          32,624      41,086      44,264
                                                       --------    --------    --------
Gross profit                                             23,299      19,442      25,950

Operating expenses:
   Selling and marketing                                  7,133       8,761       9,596
   Research and development                               8,267       7,054       4,767
   General and administrative                             7,487       6,081       8,961
   Amortization of intangible assets                        836         858       5,502
   Restructuring costs                                    3,500        --          --
                                                       --------    --------    --------
Total operating expenses                                 27,223      22,754      28,826

Operating loss                                           (3,924)     (3,312)     (2,876)
Interest expense (primarily with parent company)          3,632       3,815       5,020
Other (income) expense, net                                  98        (346)       (144)
                                                       --------    --------    --------
Loss from continuing operations before income taxes
                                                         (7,654)     (6,781)     (7,752)
Provision for income taxes                                   80           9           3
                                                       --------    --------    --------
Loss from continuing operations                          (7,734)     (6,790)     (7,755)

Discontinued operations:
   (Loss) income from operations of Components
     division, net of income taxes of $0 in 1997 and
     1996 and $150 in 1995                               (6,811)     (5,988)      9,811
   Gain on disposal of Components division, net of
     income taxes of $0                                  28,956        --          --
   Loss from operations of Satellite Global Access
     division, net of income taxes of $0  in 1997,
     1996 and 1995                                      (29,013)     (5,584)     (6,224)
   Loss on disposal of Satellite Global Access
     division, net of income taxes of $0                (14,300)       --          --
                                                       --------    --------    --------
Net loss                                               $(28,902)   $(18,362)   $ (4,168)
                                                       --------    --------    --------
                                                       --------    --------    --------


See accompanying notes.

                            ComStream Holdings, Inc.
            Consolidated Statements of Stockholder's Equity (Deficit)
                        (In thousands, except share data)


                                              Preferred Stock       Common Stock
                                              ---------------    -----------------  Additional  Accumulated  Translation
                                              Shares  Amount     Shares     Amount    Capital     Deficit     Adjustment   Total
                                              -------------------------------------------------------------------------------------
Balance at December 31, 1994                   100    $  --    20,000,000   $   20  $ 24,594    $ (40,493)   $   (275)   $ (16,154)
   Notes payable to parent contributed to
     capital                                    --       --        --          --      25,000        --           --        25,000
   Exercise of stock options                    --       --        80,730      --         392        --           --           392
   Repurchase of common stock                   --       --       (80,730)     --        (436)       --           --          (436)
   Net loss                                     --       --        --          --       --         (4,168)        --        (4,168)
   Currency translation adjustments             --       --        --          --       --           --            (1)          (1)
                                              -------------------------------------------------------------------------------------
Balance at December 31, 1995                   100       --    20,000,000       20     49,550      (44,661)      (276)       4,633
   Exercise of stock options                    --       --       308,788      --       1,497        --           --         1,497
   Repurchase of common stock                   --       --      (308,788)     --      (1,667)       --           --        (1,667)
   Net loss                                     --       --        --          --       --         (18,362)       --       (18,362)
   Currency translation adjustments             --       --        --          --       --           --            11           11
                                              -------------------------------------------------------------------------------------
Balance at December 31, 1996                   100       --    20,000,000       20    49,380      (63,023)       (265)     (13,888)
   Exercise of stock options                    --       --       980,106        1     4,755        --            --         4,756
   Repurchase of common stock                   --       --      (980,106)      (1)   (4,755)       --            --        (4,756)
   Sale of ComStream Canada to parent           --       --        --          --       3,228        --           --         3,228
   Net loss                                     --       --        --          --       --         (28,902)       --       (28,902)
   Currency translation adjustments             --       --        --          --       --           --           265          265
                                              -------------------------------------------------------------------------------------
Balance at December 31, 1997                   100    $  --    20,000,000   $   20  $ 52,608    $ (91,925)   $    --     $ (39,297)
                                              -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------


See accompanying notes.

                            ComStream Holdings, Inc.
                      Consolidated Statements of Cash Flows
                                 (In thousands)


                                                                   Years ended December 31,
                                                               1997         1996         1995
                                                            ----------   ---------    ----------
Operating activities
Net loss                                                    $ (28,902)   $ (18,362)   $  (4,168)
Adjustments to reconcile net loss to net cash used in
   operating activities:
   Loss (income) from discontinued operations                  35,824       11,572       (3,587)
   Gain on disposal of discontinued operations, net           (14,656)        --           --
   Restructuring costs                                          3,500         --           --
   Depreciation and amortization                                3,222        2,663        1,949
   Amortization of intangible assets                              836          858        5,502
   Provision for doubtful accounts                                577          528         (403)
   Increase (decrease) in cash resulting from changes in:
     Accounts receivable                                       (3,114)       1,215        1,367
     Inventories                                                2,189       (1,808)       4,418
     Due from affiliate companies                                 501         (808)        (382)
     Prepaid expenses and other current assets                   (671)         180         (687)
     Accounts payable and accrued liabilities                  (1,215)         559       (9,338)
     Due to affiliated companies                                 (438)       1,768        1,416
     Income taxes payable                                        (424)         671         (958)
     Customer advances                                           (126)         320           30
     Other current liabilities                                   (226)        (153)        (720)
                                                            ----------   ---------    ----------
Net cash used in continuing operations                         (3,123)        (797)      (5,561)
Net cash provided by (used in) discontinued operations        (12,320)      (9,686)       2,690
                                                            ----------   ---------    ----------
Net cash used by operating activities                         (15,443)     (10,483)      (2,871)
                                                            ----------   ---------    ----------

Investing activities
Proceeds from the sale of discontinued operations              37,672         --           --
Acquisition of property and equipment                          (1,121)      (2,183)      (2,765)
Capital expenditures of discontinued operations                (5,179)      (1,998)      (3,979)
Other                                                             370         (234)        (558)
                                                            ----------   ---------    ----------
Net cash provided by (used in) investing activities            31,742       (4,415)      (7,302)

Financing activities
Repayments of revolving line of credit from parent
   company                                                   (166,734)     (71,504)    (123,024)
Proceeds from revolving line of credit from parent            136,448       88,684      133,704
   company
Repayments of bank indebtedness                               (27,000)        --           --
Proceeds from bank indebtedness                                39,000         --           --
Proceeds from exercise of stock options                         4,756        1,497          392
Repurchase of common stock                                     (4,756)      (1,667)        (436)
Other                                                             339          161         (311)
                                                            ----------   ---------    ----------
Net cash provided by (used in) financing activities           (17,947)      17,171       10,325

Increase (decrease) in cash                                    (1,648)       2,273          152
Cash at beginning of year                                       2,377          104          (48)
                                                            ----------   ---------    ----------
Cash at end of year                                         $     729    $   2,377    $     104
                                                            ----------   ---------    ----------
                                                            ----------   ---------    ----------

Supplemental disclosures:
   Taxes paid                                               $     129    $       2    $     722
                                                            ----------   ---------    ----------
                                                            ----------   ---------    ----------
   Interest paid (primarily to parent company)              $   6,482    $   1,020    $   4,250
                                                            ----------   ---------    ----------
                                                            ----------   ---------    ----------
   Debt forgiven by parent company                          $   3,228    $    --      $    --
                                                            ----------   ---------    ----------
                                                            ----------   ---------    ----------



See accompanying notes.

1.  Organization and Significant Accounting Policies

Formation and Basis of Presentation

ComStream Holdings, Inc. (the Company), a wholly-owned subsidiary of Spar Aerospace Limited (Spar), which is a publicly-held Canadian company, was incorporated in the state of Delaware in the United States in 1996. The Company's principal operating subsidiary is ComStream Corporation. In December 1992, Commercial Telecommunications Corporation (Comtel), a wholly-owned US subsidiary of Spar, purchased ComStream Corporation, a privately-owned California manufacturer of telecommunications equipment. ComStream Corporation and Comtel were merged in 1994 and continued operating as ComStream Corporation. In 1994, Spar also incorporated the net assets of its Canadian telecommunications division and contributed the stock of the new subsidiary (ComStream Canada Inc.) and the stock of ComStream Corporation to ComStream Inc., a newly formed Canadian holding company; as part of this reorganization Spar also forgave certain intercompany debt and assumed certain liabilities of its former Canadian telecommunications division aggregating $2,005,000. During 1996 and 1997, Spar implemented a reorganization of the ComStream companies in which ComStream Inc. adopted a plan of liquidation and the shares of ComStream Canada Inc. and ComStream Corporation were transferred to Spar and subsequently contributed by Spar to ComStream Holdings, Inc. The combination of the Spar businesses were accounted for in a manner similar to the pooling of interests during the periods presented.

On September 30,1997, ComStream Corporation purchased certain long-term contracts from ComStream Canada Inc. All the shares of ComStream Canada Inc. were then acquired by Spar. As part of this transaction, Spar forgave intercompany debt of $3,228,000 which has been reflected as a capital contribution in the accompanying consolidated financial statements.

The Company has incurred significant losses from operations and has a stockholder's deficit of $39.3 million at December 31, 1997. These matters raise doubt about the Company's ability to continue as a going concern. However, the Company has taken the following actions, partially mitigating these matters. In May 1997, the Components division, which incurred significant operating losses in 1996 and 1997, was divested for cash of $37.7 million. During the fourth quarter of 1997, the Company implemented a corporate restructuring and cost cutting initiative whereby 80 technical, sales and administrative positions were eliminated and certain facilities were consolidated. Also in the fourth quarter of 1997, the Company decided to divest or otherwise discontinue its

Satellite Global Access (SGA) division which had been negatively impacted by unfavorable economic conditions in its key market areas and had incurred operating losses since its inception in 1994. On April 16, 1998, the Company completed a definitive agreement to sell the SGA business to NSI Network Sciences International Ltd. for cash proceeds of $3,050,000 subject to certain adjustments. This transaction is expected to close in June 1998 (Note 11). These restructuring and divestiture actions were taken to position the remaining business segments to achieve a profitable level of operations. However, no assurances can be provided that the Company will be able to achieve profitable operating results. The Company's cash requirements, not internally funded by operations, have been funded by a revolving line of credit arrangement with its parent company, Spar. Spar has expressed its intent to continue funding the Company's results of operations through at least December 31, 1998. Therefore, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and as a wholly-owned subsidiary of Spar.

The Company now operates primarily in North America (the United States and Canada) in two business segments in the satellite communications industry. The Satellite Products Division (SPD) designs, markets and manufactures satellite-based interactive modems and earth stations. In addition, SPD offers a family of products which provide one-way broadcast transmission of data, audio and video. The Broadband Products Division (BPD) manufactures and markets full-transponder satellite digital audio receivers for music providers and has designed and developed a PC broadband satellite receiver card which is an Internet and high-speed data networking product, which is expected to be marketed and manufactured beginning in 1998.

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany accounts and transactions.

Revenue Recognition

Revenue from product sales is generally recognized when products are shipped. Revenue related to the performance of nonrecurring engineering services is recognized as costs are incurred, consistent with the performance requirements of the related agreements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of trade receivables. The Company sells its products and services to a diverse group of customers throughout the world, primarily in the satellite communications industry. At December 31, 1997, no customer accounted for greater than 10% of trade accounts receivable. To reduce risk, the Company performs ongoing evaluations of its customers' credit worthiness and may require guarantees under letters of credit.

Major Customers

Two SPD customers each accounted for 11% of 1997 revenues, no customers represented greater than 10% of 1996 revenues and two SPD customers accounted for 19% and 12%, respectively, of 1995 revenues.

Export Revenues

Export revenues from North America as a percentage of total revenues follow:


                          1997  1996  1995
                          -----------------
Asia                      29%    42%   24%
Europe                    27     26    30
Latin and South America   11      4     7
                          -----------------
                          67%   72%   61%
                          -----------------
                          -----------------



Inventories

Inventories are stated at the lower of standard cost (which approximates actual cost), or market, using the first-in, first-out method.

Warranty Costs

The Company provides limited warranties on certain of its products and systems for periods generally not exceeding two years. The Company accrues estimated warranty costs for potential product liability and warranty claims based on the Company's claim experience. Such costs are accrued as cost of sales at the time revenue is recognized.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided on the straight-line basis over the estimated useful lives of the property, ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the lease or the life of the improvements.

Intangible Assets

Intangible assets include costs of technology and goodwill arising from the 1992 purchase of ComStream Corporation and costs of acquired patents and licenses. Purchased technology and patents and licenses are amortized over the estimated useful lives of the related products, ranging from three to seven years; goodwill is amortized over 15 years.

Asset Impairment

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. There was no effect on the consolidated financial statements from the adoption of SFAS 121.

Employee Stock Options

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options and to adopt the "disclosure only" alternative treatment under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 requires the use of fair value option valuation models that were not developed for use in valuing employee stock options. Under SFAS No. 123, deferred compensation is recorded for the excess of the fair value of the stock on the date of the option grant, over the exercise price of the option. The deferred compensation is amortized over the vesting period of the option.

Stock Split

In June 1997, the Company issued a 2-for-1 stock split. All shares and per share data in the accompanying consolidated financial statements have been adjusted to reflect the stock split.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The industry in which the Company operates is characterized by rapid technological change and short product life cycles. As a result, estimates are required to provide for product obsolescence and warranty returns as well as other matters. Historically, actual amounts incurred for these matters have not varied significantly from estimated amounts.

Foreign Currency Translation

Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholder's equity (deficit). Where the U.S. dollar is the functional currency, translation adjustments are recorded in income.

Reclassification

Certain prior year amounts have been reclassified to conform with the current year presentation.

New Accounting Standards

In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS 130, Reporting Comprehensive Income, effective for fiscal years beginning after December 15, 1997. SFAS 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. The Company's comprehensive loss will not be materially different than net loss as reported.

In June 1997, the FASB issued SFAS 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 131 establishes standards for the way in which publicly held companies report financial and descriptive information about its operating segments in the financial statements for both interim and annual periods. The statement also requires additional disclosures with respect to products and services, geographic areas of operation and major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company's adoption of SFAS 131 will have no impact on the Company's consolidated results of operations, cash flows or financial position but may increase the level of disclosure of segment information.

Impact of Year 2000 (Unaudited)

The "Year 2000 Issue" addresses the problems created by the fact that most computer software programs have been written using two digits, rather that four, to represent a specific year (e.g., "97" would represent 1997). Such date-sensitive software programs may recognize a date using "00" as the year 1900 rather than the year 2000, which might result in system failures or miscalculations causing a disruption in operations, including among others, temporary inability to process normal accounting transactions, send invoices or engage in similar normal business activities. In addition, to the extent a company distributes products containing date-sensitive computer programs, a company may incur substantial costs and time creating or modifying existing software programs, inventory and returned products.

The Company completed an assessment of the impact of the Year 2000 Issue on its internal and external operations, and determined that it may be required to upgrade certain software programs it employs in the normal course of business and further may need to provide upgrades to products previously distributed to customers. The total cost of the Year 2000 Issue project is estimated to be less than $1.5 million, which includes items to be charged to operating expenses and items to be capitalized and amortized, and is estimated to be completed in 1999. The Company believes that the Year 2000 Issue will not have a material adverse effect on its operations or business.

The cost of the Year 2000 Issue project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

2.  Composition of Certain Balance Sheet Accounts


                                              December 31,
                                            1997        1996
                                          --------------------
                                             (in thousands)
Accounts receivable:
   Trade accounts receivable              $ 10,440    $  7,326
   Less allowance for doubtful accounts       (882)       (305)
                                          --------------------
                                          $  9,558    $  7,021
                                          --------------------
                                          --------------------



                                              December 31,
                                            1997        1996
                                          --------------------
                                             (in thousands)
Inventories:
   Purchased parts and components         $  3,044    $  3,099
   Work-in-process                           2,757       4,125
   Finished goods                              361       1,127

                                          $  6,162    $  8,351
                                          --------------------
                                          --------------------



                                                    December 31,
                                                 1997        1996
                                                --------------------
                                                  (in thousands)
Property and equipment:
   Machinery and equipment                     $ 11,039    $ 10,710
   Furniture and fixtures                           724       1,338
   Leasehold improvements                         1,366       1,053
                                                --------------------
                                                 13,129      13,101
Less accumulated depreciation and amortization   (6,192)     (3,340)
                                                --------------------
                                               $  6,937    $  9,761
                                                --------------------
                                                --------------------



                                              December 31,
                                            1997        1996
                                          --------------------
                                             (in thousands)
Intangible assets:
   Purchased technology                   $ 17,439    $ 17,439
   Goodwill                                  5,076       5,076
   Patents and licenses                        116         204
                                          --------------------
                                            22,631      22,719
Less accumulated amortization              (18,070)    (17,234)
                                          --------------------
                                          $  4,561    $  5,485
                                          --------------------
                                          --------------------




                                               December 31,
                                              1997     1996
                                           -------------------
                                              (in thousands)
Accounts payable and accrued liabilities:
   Accounts payable                         $ 4,429   $ 4,568
   Accrued compensation                       3,718     3,145
   Accrued warranty                             390       500
   Accrued other                              2,358     1,049
                                           -------------------
                                            $10,895   $ 9,262
                                           -------------------
                                           -------------------



3.  Income Taxes

The provision for income taxes from continuing operations is based on income
(loss) from continuing operations before income taxes as follows (in thousands):


                 1997       1996       1995
               ------------------------------
     U.S.      $(8,483)   $(3,612)   $(6,687)
     Foreign       829     (3,169)    (1,065)
               ------------------------------
               $(7,654)   $(6,781)   $(7,752)
               ------------------------------
               ------------------------------


Components of the provision for income taxes from continuing operations are as follows (in thousands):


                                                     1997     1996     1995
                                                     ----------------------
Current provision:
   State                                              $80     $ 2      $--
   Foreign                                             --       7        3
                                                     ----------------------
Total provision for income taxes from continuing
   operations                                         $80     $ 9      $ 3
                                                     ----------------------
                                                     ----------------------


The following is a reconciliation from the expected statutory federal income tax provision (benefit) to the Company's actual income tax provision (benefit) (in thousands):


                                                         1997        1996        1995
                                                       --------------------------------
US Federal corporate statutory rate                       35%         35%         35%
                                                       --------------------------------
                                                       --------------------------------

Continuing operations:
   Expected tax benefit                                $(2,679)    $(2,373)    $(2,713)
   State taxes, net of federal benefit                    (372)        (84)       (280)
   Increase in valuation allowance on deferred tax
     assets                                              3,537       2,518       2,373
   Other                                                  (406)        (52)        623
                                                       --------------------------------
   Actual tax provision                                $    80     $     9     $     3
                                                       --------------------------------
                                                       --------------------------------
Effective income tax rate                                   (1)%         0%          0%
                                                       --------------------------------
                                                       --------------------------------



                                                       1997        1996        1995
                                                     -------------------------------
Discontinued operations:
   Expected tax provision (benefit)                  $(7,409)    $(4,050)    $ 1,255
   State taxes, net of federal benefit                (1,029)       (154)        119
   Increase in valuation allowance on deferred tax
     assets                                            9,783       4,253      (1,480)
   Other                                              (1,345)        (49)        256
                                                     -------------------------------
   Actual tax provision (benefit)                       --          --       $   150
                                                     -------------------------------
                                                     -------------------------------

Effective income tax rate                                  0%          0%          5%
                                                     -------------------------------
                                                     -------------------------------


The components of the Company's total deferred taxes are as follows (in thousands):


                                          December 31,
                                        1997        1996
                                      --------------------
Deferred tax assets:
   Net operating loss carryforwards   $  7,927    $  5,492
   Reserves                             18,731       7,120
   Accrued expenses and other              556       2,436
                                      --------------------
   Total deferred tax assets            27,214      15,048
   Valuation allowance                 (26,345)    (13,816)
                                      --------------------
   Net deferred tax assets                 869       1,232

Deferred tax liabilities:
  Depreciation and other                  (443)       (609)
   Acquired intangibles                   (426)       (623)
                                      --------------------
Total deferred tax liabilities            (869)     (1,232)
                                      --------------------
                                      --------------------
Net deferred taxes                    $   --      $   --
                                      --------------------
                                      --------------------


At December 31, 1997, the Company had federal and California net operating loss
(NOL) carryforwards in the amount of $22.3 million and $2.2 million, respectively, which may be used to offset future taxable income. Federal and California NOLs will begin to expire in 2004 and 2001, respectively, unless previously utilized. The Company also had credit carryforwards available to offset federal tax liabilities in the amount of $317,000. These credits will begin to expire in 2000 unless previously utilized. The use of such losses and credits is currently subject to certain limitations. Additional annual limitations may be applicable in the event of certain future stock ownership changes.

4.  Employee Stock Option Plans

1994 Non-Qualified Share Option Plan

In December 1994, the Board of Directors of ComStream Inc. adopted the 1994 Non-Qualified Share Option Plan (1994 Option Plan). Under the 1994 Option Plan, the Board of Directors was authorized to grant options to officers and key employees to purchase up to 5,000,000 shares of ComStream Inc. common stock, at a price equal to the fair market value of the stock at the date of grant. Generally, options vest at 25% annually and are exercisable for up to ten years from the grant date. In 1995, the Board granted options for 993,000 shares at prices ranging from $4.85 to $5.40 per share. No options were granted in 1996 or 1997. Certain of the option agreements provide for the acceleration of vesting in the event of a change of control of the Company, as defined in the option agreement. As a result of such provisions, an additional 101,250 of the options outstanding at December 31, 1997 would become exercisable in the event of a change of control of the Company. In March 1997, all outstanding options granted under the 1994 Option Plan were exchanged for options to purchase common stock of ComStream Holdings, Inc. No further grants will be made under the 1994 Option Plan. In December 1997, all options outstanding under the Plan were canceled and reissued at $3.75 per share. At December 31, 1997, 540,876 options were outstanding, of which 355,662 were exercisable.

1995 Equity Incentive Plan

Under the terms of the 1995 Equity Incentive Plan (1995 Equity Plan) adopted by the Board of Directors of ComStream Corporation in October 1995, the Board was authorized to grant stock awards to employees, directors or consultants to purchase up to 2,000,000 shares of common stock of ComStream Corporation. The stock awards could be in the form of incentive stock options, nonstatutory stock options, stock bonuses or rights to purchase restricted stock or stock appreciation rights. The grants could be at a price not less than the fair market value of the stock at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for nonstatutory stock options. Generally, options vest at 25% per year (in no event less than 20% per year) and are exercisable for up to ten years from the grant date. In 1995 and 1996, the Board granted non-qualified options for 1,153,130 and 226,000 shares, respectively, at a price of $5.40 per share. In March 1997, all outstanding options granted under the 1995 Equity Plan were exchanged for options to purchase common stock of ComStream Holdings, Inc. There were no new grants made under the Plan during 1997. No further grants will be made under the 1995 Equity Plan. In December 1997, all options outstanding under the Plan were canceled and reissued at $3.75 per share. At December 31, 1997, 390,126 options were outstanding, of which 187,062 were exercisable.

1996 Equity Incentive Plan

In January 1996, the Board of Directors of ComStream Holdings, Inc. adopted the 1996 Equity Incentive Plan. Stock awards may be granted to employees, directors or consultants of the Company in the form of incentive stock options, nonstatutory stock options, stock bonuses, rights to purchase restricted stock, and stock appreciation rights.

The awards may be granted at prices not less than 85% of the fair market value of the stock at the time of the grant, except awards of incentive stock options which must be granted at 100% of fair market value. Options vest in periodic installments, but in no event less than 20% per year. All options are exercisable up to ten years from the date of grant. The Board granted non-qualified options for 1,350,818 and 191,650 shares in 1997 and 1996, respectively, at a price of $5.40 per share. In December 1997, all options outstanding under the Plan were canceled and reissued at $3.75 per share. At December 31, 1997, 1,264,818 options were outstanding, of which, 131,121 options were exercisable.

1996 Non-Qualified Stock Option Plan

In October 1996, the Board of Directors of ComStream Holdings, Inc. adopted the 1996 Non-Qualified Stock Option Plan. The Board may grant options to officers and key employees of the Company at the fair market value of the stock on the date of grant. Generally options vest at 25% per year and are exercisable up to ten years from the date of grant. The Board granted options for 400,000 and 750,000 shares in 1997 and 1996, respectively, at a price of $5.40 per share. The terms of the options granted under the 1996 Non-Qualified Plan provide for the acceleration of vesting in the event of a change of control of the Company, as defined in the option agreement. As a result of such provisions, all of the 280,000 options outstanding at December 31, 1997 would become exercisable in the event of a change in control of the Company. In December 1997, all options outstanding under the Plan were canceled and reissued at $3.75 per share. At December 31, 1997, 280,000 options were outstanding, of which, 5,000 were exercisable.

A summary of stock option activity under all the plans follows (in thousands, except per share data):


                                               Options Outstanding
                                              ----------------------
                               Options
                              Available for   Number of    Average
                                 Grant         Shares     Price Per
                                                           Share
                              --------------------------------------
Balance at December 31, 1994     2,475         2,525      $   4.85
   Additional reserved           2,000          --           --
   Granted                      (2,146)        2,146      $   5.31
   Canceled                        439          (439)     $   4.85
   Exercised                      --             (81)     $   4.85
                              --------------------------------------
Balance at December 31, 1995     2,768         4,151      $   5.09
   Additional reserved           4,500          --           --
   Granted                      (1,366)        1,366      $   5.40
   Canceled                        779          (779)     $   5.20
   Exercised                      --            (309)     $   4.85
                              -------------------------------------
Balance at December 31, 1996     6,681         4,429      $   5.18
   Granted*                     (4,308)        4,308      $   4.44
   Canceled*                     5,281        (5,281)     $   5.34
   Exercised                      --            (980)     $   4.85
                              --------------------------------------
Balance at December 31, 1997     7,654         2,476      $   3.75
                              --------------------------------------
                              --------------------------------------



----------
* options granted and canceled in 1997 include 2,507 options originally granted at prices ranging from $4.85 to $5.40 per share which were reissued at $3.75 per share.

At December 31, 1997, there were 10,130,000 shares of common stock reserved for future issuance pursuant to the terms of the various stock option plans. Under the various stock option plans, the Company, in circumstances as defined, has the right of first refusal to repurchase the options granted and the right to repurchase any shares issued pursuant to the options. In connection with the foregoing, during 1997, 1996 and 1995 the Company repurchased 980,106, 308,788 and 80,730 shares, respectively, of common stock of the Company from certain former employees.

The weighted average remaining contractual life of the options outstanding was
9.1 years at December 31, 1997.

Stock-Based Compensation

As permitted under FASB Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) in accounting for stock-based awards to employees. Under APB 25, the Company generally recognizes no compensation expense with respect to such awards.

Pro forma information regarding net income and earnings per share is required by SFAS 123 for awards granted after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under the fair value method of SFAS 123. The fair value of the Company's stock-based awards to employees was estimated using a minimum value option pricing model. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards to employees. The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:


                            1997   1996   1995
                            -------------------
Expected life (years)       5.0    5.0    5.0
Risk-free interest rate     6.0%   6.0%   6.0%
Annual dividend yield        --     --     --


For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period. The Company's pro forma information follows (in thousands):


                              1997       1996      1995
                           ------------------------------
Net loss     As reported   $(28,902)  $(18,362)  $(4,168)
             Pro forma     $(30,318)  $(19,265)  $(4,302)


Because SFAS 123 is applicable only to awards granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately 1999.

The weighted-average fair value of options granted during 1997, 1996 and 1995 was $.97, $1.43 and $1.31 per share, respectively.

Incentive Phantom Stock Plan

Under the Incentive Phantom Stock Plan (Phantom Plan), which was adopted by the Board of Directors of ComStream Inc. in December 1994, the Board of Directors was authorized to grant up to 5,000,000 Phantom Stock Rights (PSRS) to key employees. Each PSR entitles employees to receive cash compensation in an amount equivalent to the excess of the market value of the stock at a future date over the grant price, subject to certain limits. In the event of an initial public offering (IPO), (i) the market value used to compute the increase in value from the grant date cannot exceed the IPO price; and (ii) vested amounts will become payable. The PSRs generally vest at 25% annually and become exercisable at the earlier of the completion of an IPO of the Company's common stock, the sixth anniversary of the grant date or termination of employment. In 1995, the Board granted 153,200 PSRs, respectively, at a price of $4.85 each. No PSRs were granted in 1996 and 1997. ComStream Holdings, Inc. has assumed the obligations of ComStream Inc. with respect to the Phantom Plan. No further grants will be made under the Phantom Plan. At December 31, 1997, 123,250 PSRs were outstanding, of which 83,436 were exercisable.

ComStream Shares to Appreciate and Reward Plan

The Company also has the Shares to Appreciate and Reward Plan (STAR), a stock appreciation rights plan for non-officer employees with at least three months of service who have not been granted options under any of the option plans or the Phantom Plan described above. New grants are made on January 2 and July 1 of each year. Each eligible employee receives 1,000 Phantom Stock Units (PSUs); each PSU gives the employee the right to receive cash compensation in an amount equivalent to the excess of the market value of the stock at a future date over the grant date. Such compensation is limited to one month of the employee's salary at the grant date. The PSUs vest at 25% annually and become exercisable at the earlier of the completion of an IPO of the Company's common stock, the sixth anniversary of the grant date or termination of employment. At December 31, 1997, a total of 217,500 PSUs were outstanding at price of $3.75 per share of which 88,000 were exercisable. The Company intends to terminate the STAR plan in the event of an IPO, although all rights granted prior to such date would continue.

Compensation expense which may accrue to employees under the Phantom Plan and the STAR Plan is initially measured at the grant date based on the fair value of the common stock, with adjustments made quarterly for fair value fluctuations. In 1997, 1996 and 1995 compensation expense of $0, $28,000 and $215,000, respectively, was recorded in the accompanying consolidated financial statements related to these plans.

5.  Employee Savings and Profit Sharing Plans

The 401(k) Savings Plan for ComStream Employees (Savings Plan) covers all full-time employees with 30 days of continuous service. Participating employees can contribute up to 15% of their compensation, subject to legal limits. The Company matches 35% of the participants' contributions, up to the first 7% of compensation. Employer matching contributions vest to the participants beginning in the second year at 40% and 20% per year thereafter.

Total matching contributions made under the plans were $388,000, $368,000 and $351,000 during 1997, 1996 and 1995, respectively.

6.  Transactions with Parent Company and Affiliated Companies

Spar provides the Company with various financial and administrative functions and services, including cash management, treasury, legal, tax, insurance, and general management services. The Company is charged associated direct costs and expenses for such functions. In addition, the Company, along with other companies affiliated with Spar, receives an allocation of certain management fees and indirect administrative costs. Management fees and indirect administrative costs charged to the Company by Spar totaled $570,000, $707,000 and $615,000 in 1997, 1996 and 1995, respectively. Such amounts are included in general and administrative expenses in the accompanying statement of operations. Also included in general and administrative expenses are certain costs allocated to the Company by Spar, primarily insurance, in the amounts of $260,000, $315,000 and $428,000 in 1997, 1996 and 1995, respectively.

On September 30,1997, ComStream Corporation purchased certain long-term contracts from ComStream Canada, Inc. All the shares of ComStream Canada Inc. were then acquired by Spar. As part of this transaction, Spar forgave intercompany debts of $3,228,000 which amounts have been reflected as a capital contribution in the accompanying consolidated financial statements.

In December 1993, Comtel declared and recorded a $25 million dividend payable to Spar. Notes payable to Spar were issued as payment of the dividend; the principal was due and payable December 31, 1995, with interest payable quarterly at prime plus 2%. Interest expense on the notes totaled $2,649,000 and $2,314,000 in 1995 and 1994, respectively. In December 1995, the notes payable to Spar were contributed to the Company's equity.

From time to time, the Company contracts with various companies affiliated with Spar on terms comparable to those with third parties.

7.  Credit Agreements

The Company's cash needs, not internally funded by operations, have been funded by a revolving line of credit arrangement from Spar. Outstanding advances bear interest at LIBOR plus 7/8% (7.3% at December 31, 1997); interest is due quarterly. Because the borrowings under this revolving loan with Spar have no defined maturity terms, the balance is classified as a long-term liability in the accompanying consolidated balance sheets. Interest expense on the revolving loan from Spar was $3,173,000, $3,705,000 and $2,167,000 in 1997, 1996 and 1995,
respectively.

In April 1997, Spar finalized a three-year term credit facility with a syndicate of Canadian chartered banks ("the Syndicate"), which was amended in early 1998, for borrowings up to $52.5 million with the Company as a co-borrower under this facility. This credit facility is subject to compliance with certain financial covenants by Spar. Borrowings under the facility are available at U.S. base rates and U.S. LIBOR rates plus the applicable grid pricing percentage (6.3% at December 31, 1997). In addition, through the Syndicate, the Company and Spar have a $28 million facility available for letters of credit or letters of guarantee. Borrowings under the credit facilities are secured by substantially all of the assets of the Company and Spar. As of December 31, 1997, the Company had borrowed $12 million under this facility. The proceeds were used to reduce the borrowings outstanding under the revolving line of credit with Spar. In connection with this term credit facility, certain financing fees amounting to $930,000 were allocated by Spar to the Company of which $287,000 has been charged to interest expense as of December 31, 1997.

8.  Commitments and Contingencies

Lease Obligations

The Company leases its facilities and certain equipment under noncancelable operating leases. Rent expense is recognized on a straight-line basis over the life of the related leases and totaled $1,955,000, $1,625,000 and $1,365,000 for 1997, 1996 and 1995, respectively. In April 1997, the Company signed a build-to-suit lease for new corporate headquarters for occupancy in early 1998. The minimum payments pursuant to this seven year operating lease are included below. The Company has the option to extend the new lease beyond the initial seven-year term.

Following is a schedule of future minimum payments under non-cancelable operating leases as of December 31, 1997 (in thousands):

                  1998         $ 2,508
                  1999           3,883
                  2000           2,945
                  2001           2,773
                  2002           2,912
                  Thereafter     6,545
                               --------
                               $21,566
                               --------
                               --------


The Company is attempting to secure sublease arrangements for facilities representing approximately $7.0 million of the noncancelable operating lease commitments identified in the table above. No assurance can be provided that the Company will be able to consummate such sublease arrangements.

Litigation

In August 1997, subsequent to the resolution of a dispute pursuant to which a customer of the Company's discontinued SGA Division signed a final acceptance certificate and a general release of all claims against the Company, such customer filed a civil lawsuit against the Company claiming damages in excess of $5 million. The Company believes that this case has no merit, intends to vigorously defend the action, and believes that the ultimate resolution of this matter will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

The Company is also party to various legal proceedings arising in the normal course of business. In management's opinion, the outcome of these proceedings will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

The Company has entered into several agreements which may require payment of certain royalties and/or license fees on revenues from the future use or sale of the technology developed under such agreements.

Purchase Obligations

The Company generally has commitments with certain suppliers and subcontract manufacturers to purchase certain components and estimates its non-cancelable obligations to be approximately $5.0 to $8.0 million at any given time.

In addition, the Company was committed to capital expenditures of approximately $2.2 million as of December 31, 1997 in connection with plans to relocate to new corporate headquarters.

Letters of Credit

The Company is contingently liable under letters of credit in the amount of approximately $2.5 million to guarantee liabilities accrued in the accounts.

9. Business Segment Information

The Company's continuing operations have been classified into two business segments previously described in Note 1: the Satellite Products Division (satellite modems and earth stations), and the Broadband Products Division (broadband products).

Summarized financial information by business segment is as follows (in thousands):

                                                              1997             1996              1995
                                                        ----------------------------------------------------
Revenue:
   SPD                                                        $50,124           $49,449          $64,356
   BPD                                                          5,799            11,079            5,858
                                                        ----------------------------------------------------
                                                              $55,923           $60,528          $70,214
                                                        ----------------------------------------------------
                                                        ----------------------------------------------------

Operating income (loss):
   SPD                                                       $  6,633          $  2,653         $ (3,692)
   BPD                                                         (7,057)           (5,965)             816
   Restructuring costs                                         (3,500)               --               --
                                                        ----------------------------------------------------
                                                             $ (3,924)         $ (3,312)        $ (2,876)
                                                        ----------------------------------------------------
                                                        ----------------------------------------------------

Depreciation and amortization:
   SPD                                                      $   3,658          $  3,276         $  7,428
   BPD                                                            400               245               23
                                                        ----------------------------------------------------
                                                            $   4,058          $  3,521         $  7,451
                                                        ----------------------------------------------------
                                                        ----------------------------------------------------

Capital expenditures:
   SPD                                                       $    753          $  1,637            2,091
   BPD                                                            368               546              674
                                                        ----------------------------------------------------

                                                             $  1,121          $  2,183          $ 2,765
                                                        ----------------------------------------------------
                                                        ----------------------------------------------------

Total assets:
   SPD                                                        $19,907           $21,146          $21,728
   BPD                                                          2,699             3,616            3,519
   Net assets of discontinued operations                           --            26,099           28,140
   Corporate                                                    9,237            12,169            7,671
                                                        ----------------------------------------------------
                                                              $31,843           $63,030          $61,058
                                                        ----------------------------------------------------
                                                        ----------------------------------------------------

Certain corporate administrative expenses are allocated to segments based upon the nature of the expense.

In November 1997, the Company announced a corporate restructuring and cost cutting initiative, and provided a restructuring charge of $3,500,000. Included in this restructuring charge was approximately $2,454,000 in termination benefits for 80 individuals in the technical, sales and administrative staff. The remaining balance of the charge was comprised of the remaining lease commitment of $625,000 and equipment to be disposed of with a net book value of $421,000. As of December 31, 1997, the remaining balance in the restructure accrual approximates $2,486,000 which comprises remaining termination benefits, lease commitments and equipment to be disposed of.

11. Discontinued Operations

Components Division

On May 23, 1997, the Company completed the sale of certain assets and liabilities of its broadband components ("Components") business for cash proceeds of $37.7 million and contingent proceeds of $11.5 million to be based upon the fiscal 1998 and 1999 revenue of the business sold. The Company sold certain inventory, equipment and intellectual property and the purchaser assumed certain employee related liabilities and warranty commitments. The net book value of assets transferred to the purchaser was approximately $4.3 million. The results of the Components business have been classified as discontinued operations in the accompanying financial statements. Components revenue accounted for $6.8 million, $37.9 million and $90.2 million in 1997, 1996 and 1995, respectively. Operating expenses of the discontinued operations include specifically identifiable research and development and sales and marketing expenses and certain allocated general and administrative expenses, including a portion of management salaries and related costs, which are not expected to be incurred subsequent to the discontinuance. Such allocated general and administrative expenses aggregated approximately $172,000, $1,700,000 and $2,000,000 in 1997, 1996 and 1995, respectively.

The proceeds received in connection with this transaction were used to reduce $36.4 million of the revolving line of credit from the parent company.

SGA Division

In December 1997, the Company's Board of Directors approved a strategic plan which included the divestiture of the SGA division. The results of the SGA division have been classified as discontinued operations in the accompanying financial statements. SGA revenue accounted for $29.8, $47.4 million and $23.6 million in 1997, 1996 and 1995, respectively. Operating expenses of the discontinued operations include specifically identifiable research and development and sales and marketing expenses and certain allocated general and administrative expenses, including a portion of management salaries and related costs, which are not expected to be incurred subsequent to discontinuance. Such allocated general and administrative expenses aggregated approximately $4,461,000, $3,282,000 and $1,384,000 in 1997, 1996 and 1995,
respectively.

On April 16, 1998, the Company completed a definitive agreement to sell the SGA business to NSI Network Sciences International Ltd. (NSI) for cash proceeds of $3,050,000, subject to certain adjustments. This agreement provides that the effective date of the transaction is to be April 1, 1998 and is expected to close in June 1998. NSI will acquire substantially all of the assets, principally trade accounts receivable, inventory and equipment, and certain liabilities of the SGA business. The carrying amount of the net assets to be acquired by NSI as of March 31, 1998 approximates $4.8 million (unaudited). The loss on disposal of the SGA division is comprised principally of three components: (i) obligations of the SGA division not assumed by NSI aggregating approximately $8.0 million; (ii) operating losses of the SGA division for the period from the measurement date to the estimated date of closing aggregating approximately $5.0 million; and (iii) the estimated difference between the net proceeds of the sale and the carrying value of the SGA division assets as of the closing date of the sale. It is at least reasonably possible that the NSI transaction may not ultimately be consummated and, in that event, the Company may incur additional costs up to $2.0 million with respect to the discontinuance of the SGA division.

 The net assets and liabilities related to discontinued operations consist of:

                                                                                      December 31,
                                                                                 1997             1996
                                                                           ----------------------------------
Accounts receivable, net                                                     $    3,618          $30,016
Inventory                                                                         5,121           11,244
Property and equipment, net                                                         445            3,439
Other assets                                                                        338              786
Accounts payable and accrued liabilities                                        (10,488)         (19,386)
Loss on disposal of the SGA division                                            (14,300)              --
                                                                           ----------------------------------
Total                                                                          $(15,266)         $26,099
                                                                           ----------------------------------
                                                                           ----------------------------------

                            ComStream Holdings, Inc.

          Unaudited Condensed Interim Consolidated Financial Statements

              Nine-month periods ended September 30, 1998 and 1997



                                    Contents


Unaudited Condensed Interim Consolidated Financial Statements

Consolidated Balance Sheet....................................................................................F-29
Consolidated Statements of Operations.........................................................................F-30
Consolidated Statements of Cash Flows.........................................................................F-31
Notes to Unaudited Condensed Interim Consolidated Financial Statements........................................F-32


                            ComStream Holdings, Inc.
                        Condensed Consolidated Balance Sheet
                                   (Unaudited)
                                 (in thousands)



                                                                  September 30,
                                                                       1998
                                                                  -------------

Current Assets:

  Cash & cash equivalents.......................................   $       344
  Accounts receivable, net......................................         5,336
  Inventories...................................................         5,926
  Prepaids and other current assets.............................           565
                                                                  ------------
     Total current assets.......................................        12,171
                                                                  ------------

Property and equipment--net.....................................         6,493

Other Assets:

  Goodwill......................................................         3,701
  Other assets..................................................           416
                                                                  ------------

     Total other assets.........................................         4,117
                                                                  ------------

     Total assets...............................................   $    22,781
                                                                  ------------
                                                                  ------------

Liabilities and Stockholders' Equity

Current liabilities:

  Accounts payable--trade.......................................   $     4,141
  Accrued liabilities...........................................         4,868
  Net liabilities and discontinued operations...................         1,275
  Taxes payable.................................................           546
                                                                  ------------
      Total current liabilities.................................        10,830
                                                                  ------------

Obligations under capital leases-LT Portion.....................            83
                                                                  ------------
      Total liabilities.........................................        10,913
                                                                  ------------

Stockholders' Equity:

  Common stock and additional capital...........................       115,737
  Accumulated deficit...........................................      (103,869)
                                                                  ------------
      Total stockholders' equity................................        11,868
                                                                  ------------

      Total liabilities and stockholders' equity................   $    22,781
                                                                  ------------
                                                                  ------------



The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

                            ComStream Holdings, Inc.
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
                                 (in thousands)


                                                              Nine months ended    Nine months ended
                                                                 September 30,        September 30,
                                                                    1998                  1997
                                                              ------------------   -----------------
Revenue ..............................................            $ 29,851             $ 41,196

Cost of revenue ......................................              21,382               24,487
                                                              ------------------   -----------------

Gross Profit .........................................               8,469               16,709

Operating Expenses:
  Selling and marketing ..............................               5,350                5,055
  Research and development ...........................               7,227                6,054
  General and administrative .........................               3,877                5,437
  Amortization of intangible assets ..................                 645                  642
                                                              ------------------   -----------------
Total Operating Expenses .............................              17,099               17,188
                                                              ------------------   -----------------
Operating loss .......................................              (8,630)                (479)

Interest expense (primarily with parent company) .....               3,240                2,805
                                                              ------------------   -----------------
Loss from continuing operations before income taxes ..             (11,870)              (3,284)
Provision for income taxes ...........................                 (76)                 (66)
                                                              ------------------   -----------------
Loss from continuing operations ......................             (11,946)              (3,350)
                                                              ------------------   -----------------

Discontinued operations:
      Loss from operations of Components division, net
      of income taxes of $0 ..........................                                   (6,811)

      Gain on disposal of Components division, net of
      income taxes of $0 .............................                                    28,956

      Loss from operations of Satellite Global Access
      division, net of income taxes of $0 ............                                    (7,459)
                                                              ------------------   -----------------
                                                                      --                  14,686
                                                              ------------------   -----------------

Net income (loss).....................................            $(11,946)             $ 11,336
                                                              ------------------   -----------------
                                                              ------------------   -----------------


The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

                            ComStream Holdings, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)
                                 (in thousands)


                                                                     Nine months ended    Nine months ended
                                                                       September 30,         September 30,
                                                                           1998                  1997
                                                                    -------------------- ------------------
Operating activities
Net income (loss)...........................................            $ (11,946)            $  11,336
Adjustments to reconcile net income to net cash
      used in operating activities:
      Discontinued operations ..............................                 --                 (14,686)
      Depreciation and amortization ........................                2,309                 2,416
      Amortization of intangible assets ....................                  645                   642
      Increase (decrease) in cash resulting from changes in:
          Accounts receivable ..............................                4,222                (3,373)
          Inventories ......................................                  236                 2,654
          Due from affiliate companies .....................                1,249                   585
          Prepaid expenses and other current assets ........                1,578                (1,415)
          Accounts payable and accrued liabilities .........               (2,488)                 (696)
          Due to affiliate companies .......................               (4,337)                 (554)
          Income taxes payable .............................                  (28)                  (59)
                                                                    -------------------- ------------------
Net cash used in continuing operations .....................               (8,560)               (3,150)
Net cash used in discontinued operations ...................              (17,041)               (3,163)
                                                                    -------------------- ------------------
Net cash used in operating activities ......................              (25,601)               (6,313)
                                                                    -------------------- ------------------

Investing activities
Proceeds from the sale of discontinued operations ..........                3,050                37,672
Acquisition of property and equipment ......................               (1,615)                 (841)
Capital expenditures of discontinued operations ............                 (250)               (3,884)
Other ......................................................                  105                   375
                                                                    -------------------- ------------------
Net cash provided by investing activties ...................                1,290                33,322
                                                                    -------------------- ------------------

Financing activties
Proceeds from revolving line of credit from parent company .               80,319               125,050
Repayment of revolving line of credit from parent company ..              (64,393)             (151,138)
Proceeds from bank indebtedness ............................                 --                  27,000
Repayment of bank indebtedness .............................              (12,000)              (27,000)
Contribution of additional capital from parent company .....               20,000                  --
                                                                    -------------------- ------------------
Net cash provided by (used in) financing activties .........               23,926               (26,088)
                                                                    -------------------- ------------------

                                                                    -------------------- ------------------
Increase (decrease) in cash ................................                 (385)                  921
Cash at beginning of period ................................                  729                 2,377
                                                                    -------------------- ------------------
                                                                    -------------------- ------------------
Cash at end of period ......................................            $     344             $   3,298
                                                                    -------------------- ------------------
                                                                    -------------------- ------------------


The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

                            ComStream Holdings, Inc.
     Notes To Unaudited Condensed Interim Consolidated Financial Statements

1. Basis of Presentation

The unaudited condensed interim consolidated financial statements of ComStream Holdings, Inc. ("Comstream" or the "Company") should be read in conjunction with the Company's audited financial statements as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. Comstream was a wholly owned subsidiary of Spar Aerospace Limited ("Spar").

2. Discontinued Operations

[a] Components Division

On May 23, 1997, the Company completed the sale of certain assets and liabilities of its broadband components ("Components") business for cash proceeds of $37.7 million and contingent proceeds of $11.5 million to be based upon the fiscal 1998 and 1999 revenue of the business sold. The Company sold certain inventory, equipment and intellectual property and the purchaser assumed certain employee related liabilities and warranty commitments. The results of the Components business have been classified as discontinued operations in the accompanying consolidated financial statements. The proceeds received in connection with this transaction were used to reduce $36.4 million of the revolving line of credit from Spar.

[b] SGA Division

On June 26, 1998 the Company completed a definitive agreement to sell the Satellite Global Access ("SGA") business to NSI Network Sciences International Ltd. (NSI) for cash proceeds of $3,050,000, subject to certain adjustments. NSI acquired substantially all of the assets, principally trade accounts receivable, inventory and equipment, and the purchaser assumed certain liabilities of the SGA business. The results of the SGA division have been classified as discontinued operations in the accompanying consolidated financial statements

3. Contribution of Additional Capital

In August 1998, Spar contributed $20.0 million of additional capital to the Company. The Company used these funds to repay bank indebtedness and to repay, in part, advances from Spar under a revolving line of credit arrangement. Approximately $43.1 million of the revolving line of credit from Spar could not be repaid and this amount has been forgiven by Spar. The extinguishment of debt with Spar has been reflected as a contribution of additional capital in these interim consolidated financial statements.

4. Subsequent Event

On October 15, 1998, Radyne Corp. completed the acquisition of all of the outstanding shares of common stock of Comstream from Spar for an aggregate purchase price of $17.0 million consisting of $10.0 million in cash and a $7.0 million convertible promissory note.

                                  Radyne Corp.

          Pro Forma Condensed Combined Financial Statements (Unaudited)

     The attached unaudited pro forma condensed combined balance sheet for the nine months ended September 30, 1998 and statement of operations for the nine months ended September 30, 1998 and year ended December 31, 1997 give effect to the purchase by the Company of all of the outstanding shares of common stock of Comstream as of the beginning of the periods presented, for an aggregate purchase price of $17,000,000, of which $10 million was paid in cash at the closing, using funds borrowed from the Company's controlling shareholder, and $7 million will be payable up to nine months thereafter pursuant to a note which is convertible into the Company's Common Stock, under certain circumstances. Accordingly, the acquired assets and liabilities were recorded at their estimated fair market value at the date of acquisition. The pro forma condensed combined statements of operations assume that the acquisition took place at the beginning of each period presented and combine the Company's and Comstream's results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998. The unaudited pro forma condensed combined balance sheet combines the Company's balance sheet as of September 30, 1998 with Comstream's balance sheet as of September 30, 1998, giving effect to the Acquisition as if it had occurred on September 30, 1998.

                                    Contents




Pro Forma Condensed Combined Balance Sheet as of September 30, 1998............................................F-34
Pro Forma Condensed Combined Statement of Operations for the Nine Month Period Ended September 30, 1998........F-35
Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 1997......................F-36
Notes to Pro Forma Condensed Combined Financial Statements.....................................................F-37


                                  Radyne Corp.
                   Pro Forma Condensed Combined Balance Sheet
                         September 30, 1998 (Unaudited)
                                 (in thousands)

                                                           Radyne        Comstream                                  Pro Forma
                                                          Unaudited      Unaudited      Adjustments       Notes     Combined
                                                          ---------      ---------      -----------       -----     ----------
Current Assets:
Cash & Cash Equivalents                                   $     776      $     344      $        --                 $    1,120
Restricted Cash                                              10,000             --          (10,000) a                      --
Accounts Receivable, net                                      2,198          5,336                                       7,534
Inventories                                                   4,269          5,926                                      10,195
Prepaids and Other Current Assets                               453            565                                       1,018
                                                        -----------------------------------------------------------------------
     Total Current Assets                                    17,696         12,171          (10,000)                    19,867
                                                        -----------------------------------------------------------------------
Property and Equipment - Net                                  1,488          6,493           (1,150) b                   6,831

Other Assets:
Goodwill                                                                     3,701           (3,701) b                   2,508
                                                                                              2,508  b
Purchased Technology                                                                          2,500  b                   2,500
Other Assets                                                    351            416                                         767
                                                        -----------------------------------------------------------------------
     Total Other Assets                                         351          4,117            1,307                      5,775
                                                        -----------------------------------------------------------------------
     Total Assets                                         $  19,535      $  22,781      $    (9,843)                $   32,473
                                                        -----------------------------------------------------------------------
                                                        -----------------------------------------------------------------------
Liabilities and Stockholders'
Capital Deficiency
Current liabilities:
Notes payable under lines of credit                       $   5,500      $      --      $        --                 $    5,500
Notes payable to affiliates-Current                          15,618                                                     15,618
Convertible promissory note payable to                                                        7,000  a                   7,000
Spar
Obligations under capital
leases-Current Portion                                           78                                                        78
Accounts Payable - trade                                      1,022          4,141              300  b                  5,463
Accrued Liabilities                                           1,124          4,868           (1,400) a                  6,192
                                                                                              1,600  b                     --
Net liabilities of discontinued operations                                   1,275           (1,275) a                     --
Taxes payable                                                    54            546                                        600
                                                        -----------------------------------------------------------------------
     Total Current Liabilities                               23,396         10,830            6,225                    40,451
                                                        -----------------------------------------------------------------------
Obligations under capital leases-LT                              38             83                                        121
                                                        -----------------------------------------------------------------------
Portion
     Total Liabilities                                       23,434         10,913            6,225                    40,572
                                                        -----------------------------------------------------------------------
Stockholders' Capital Deficiency:
Common Stock & Additional Paid-In                             5,706        115,737         (115,737) a                  5,706
Capital
Accumulated Deficit                                          (9,605)      (103,869)         103,869  a                (13,805)
                                                                                             (4,200) c
                                                        -----------------------------------------------------------------------
Total Stockholders' Capital Deficiency                       (3,899)        11,868          (16,068)                   (8,099)
                                                        -----------------------------------------------------------------------
  Total Liabilities and Stockholders'                   $    19,535      $  22,781        $  (9,843)                $  32,473
Capital Deficiency                                      -----------------------------------------------------------------------
                                                        -----------------------------------------------------------------------

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                               RADYNE CORPORATION
               PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
         For the nine month period ended September 30, 1998 (Unaudited)
                      (in thousands except per share data)

                                                                                Pro Forma                 Pro Forma
                                                     Radyne     Comstream      Adjustments     Notes       Combined
                                                     ------     ---------      -----------     -----     -----------
Sales                                              $   9,974    $   29,851     $        --               $    39,825

Cost of sales                                          7,705        21,382                                    29,087


Gross Profit                                           2,269         8,469              --                    10,738


Operating Expenses:
  Selling, general and administrative                  2,373         9,227                                    11,600

  Research and development                             1,945         7,227                                     9,172

  Amortization of intangible assets                      171           645            (645) d                    572

                                                                                       401  d
                                                -------------  -------------    -------------           -------------
Total Operating Expenses                               4,489        17,099            (244)                   21,344
                                                -------------  -------------    -------------           -------------
Operating income (loss)                               (2,220)       (8,630)            244                   (10,606)

Interest expense                                         569         3,240          (3,240) e                  1,580

                                                                                     1,011  e
                                                -------------  -------------    -------------           -------------
Income (loss) from continuing operations
before income taxes                               $   (2,789)   $  (11,870)    $     2,473               $   (12,186)
                                                -------------   ----------     -----------              -------------
                                                -------------   ----------     -----------              -------------

Loss per share                                    $    (0.47)                                            $     (2.05)
                                                -------------                                           -------------
                                                -------------                                           -------------

Weighted average number of common shares           5,931,346                                               5,931,346
outstanding                                     -------------                                           -------------
                                                -------------                                           -------------

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                  RADYNE CORP.
               PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                For the year ended December 31, 1997 (Unaudited)
                      (in thousands except per share data)


                                                                                Pro Forma                   Pro Forma
                                                 Radyne         Comstream       Adjustments     Notes       Combined
                                                 ------         ---------       -----------     -----       ---------
                                                 Audited         Audited
                                                 ------          -------
Sales                                         $     13,446      $   55,923      $       --                 $     69,369

Cost of sales                                        8,022          32,624                                       40,646

Gross Profit                                         5,424          23,299               --                       28,723

Operating Expenses:
  Selling, general & administrative                  4,242          14,620                                       18,862

  Research and development                           2,262           8,267                                       10,529

  Amortization of intangible assets                                    836            (836) d                        --

                                                                                       535  d                       535

  Restructuring costs                                                3,500                                        3,500

                                              -------------     ------------    ------------               -------------
Total Operating Expenses                             6,504          27,223            (301)                      33,426
                                              -------------     ------------    ------------               -------------
Operating income (loss)                             (1,080)         (3,924)            301                       (4,703)

Interest expense                                       677           3,632          (3,632) e                     2,025

                                                                                     1,348  e


Other Expense                                                           98                                           98
                                              -------------     ------------    ------------               -------------
Income (loss) from continuing operations
before income taxes                           $     (1,757)     $   (7,654)     $    2,585                 $     (6,826)
                                              -------------     ------------    ------------               -------------
                                              -------------     ------------    ------------               -------------
Loss per share                                $      (0.35)                                                $      (1.36)
                                              -------------                                                -------------
                                              -------------                                                -------------
Weighted average number of common shares
outstanding                                      5,012,664                                                    5,012,664
                                              -------------                                                -------------
                                              -------------                                                -------------

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                  Radyne Corp.
      Notes To Unaudited Pro Forma Condensed Combined Financial Statements

(1)  Basis of Accounting

On October 15, 1998, Radyne Corp. ("Radyne") completed the acquisition of all of the outstanding shares of common stock of ComStream Holdings, Inc. ("Comstream") from Spar Aerospace Limited ("Spar") for an aggregate purchase price of $17.0 million consisting of $10.0 million in cash and a $7.0 million convertible promissory note.

The pro forma unaudited condensed combined balance sheet gives effect to the acquisition as if the transaction had taken place on September 30, 1998 and combines Radyne unaudited September 30, 1998 balance sheet amounts with Comstream September 30, 1998 unaudited consolidated balance sheet amounts.

The pro forma unaudited condensed combined statement of operations for the year ended December 31, 1997 is presented using the Radyne audited statement of operations for the year ended December 31, 1997 combined with the Comstream audited year ended December 31, 1997 consolidated statement of operations, as if the transaction had taken place on January 1, 1997.

The pro forma unaudited condensed combined statement of operations for the nine months ended September 30, 1998 is presented using the Radyne unaudited statement of operations for the nine months ended September 30, 1998 combined with the Comstream unaudited consolidated statement of operations for the nine months ended September 30, 1998, as if the transaction had taken place on January 1, 1998.

The pro forma condensed combined financial statements should be read in conjunction with the audited financial statements and notes thereto of Radyne and with the audited consolidated financial statements and notes thereto of Comstream.

The pro forma combined statements of operations are not necessarily indicative of the future results of operations of Radyne or the results of operations which would have resulted had Radyne and Comstream been combined during the periods presented. In addition, the pro forma results are not intended to be a projection of future results.


(2) Pro Forma Condensed Combined Balance Sheet and Pro Forma Condensed Combined Statement of Operations

The accompanying pro forma adjustments reflect adjustments for the following items:

     a) Reduction of Radyne's Restricted Cash balance of $10,000,000 for the cash remitted to Spar and recognition of the $7,000,000 convertible promissory note. This note is convertible to common shares of the Company at the rate of $3.73 per common share. Accrued liabilities and net liabilities of discontinued operations were reduced by $1,400,000 and $1,275,000 respectively as Spar has provided Radyne with an indemnity related to certain liabilities previously recorded in the accounts of Comstream. The common stock and additional paid-in capital and retained earnings of Comstream were eliminated in their entirety as a result of using the "purchase method" of accounting.

     b) Radyne Corp. paid a total of $17,000,000 for assets with a fair value of $14,492,000 resulting in an excess of the purchase price over the fair value of the net assets acquired (goodwill) of $2,508,000. The fair value of the purchased technology and the in-process research and development has been determined through an independent valuation utilizing the Discounted

          Cash Flow method within the Income approach. This valuation considered the commercial profits and growth prospects of the existing product lines of Comstream and of the products in development for which technological feasibility had not been attained as of the transaction date. A summary of the allocation of fair values is as follows:


             Description                                                   Fair Value
             -----------                                                   ----------
             Cash                                                        $       344,000
             ---------------------------------------------------------------------------------
             Accounts receivable                                               5,336,000
             ---------------------------------------------------------------------------------
             Inventory                                                         5,926,000
             ---------------------------------------------------------------------------------
             Prepaids and other current assets                                   565,000
             ---------------------------------------------------------------------------------
             Property and equipment                                            5,343,000
             ---------------------------------------------------------------------------------
             Other assets                                                        416,000
             ---------------------------------------------------------------------------------
             Purchased technology                                              2,500,000
             ---------------------------------------------------------------------------------
             In-process research and development                               4,200,000
             ---------------------------------------------------------------------------------
             Assumed liabilities                                              (8,538,000)
             ---------------------------------------------------------------------------------
             Accrued severance costs                                          (1,600,000)
                                                                            --------------
             ---------------------------------------------------------------------------------
             Total fair value                                                 14,492,000
             ---------------------------------------------------------------------------------
             Consideration exchanged                                          17,000,000
                                                                            --------------
             ---------------------------------------------------------------------------------
             Excess of purchase price over fair value of assets          $     2,508,000
             acquired                                                       --------------
                                                                            --------------
             ---------------------------------------------------------------------------------

     c) The fair value of acquired in-process research and development of $4,200,000 is expected to be expensed in the period in which the acquisition is completed. This amount is shown as an increase in the accumulated deficit in the accompanying pro forma condensed combined balance sheet. It has not been shown as an expense in the accompanying pro forma condensed combined statements of operations.

     d) Amortization expense related to goodwill on Comstream's balance sheet has been eliminated. Amortization of purchased technology and goodwill related to the Comstream acquisition has been recorded based on estimated useful lives of 6.25 years and 15 years, respectively.

     e) Interest expense incurred by Comstream, primarily related to borrowings pursuant to a revolving line of credit arrangement with Spar has been eliminated. Interest expense has been recorded as if the companies had been combined during the same periods after giving effect to the $7,000,000, 8% convertible promissory note due to Spar and the $10,000,000, 6.375% note payable to Stetsys US, Inc. Interest expense has also been adjusted to reflect the 1.0% facility fee payable to Citibank, N.A. in connection with the increase in the uncommitted line of credit facility with Citibank, N.A. credit from $5,500,000 to $20,500,000.